United States securities and exchange commission logo





                          October 26, 2020

       Stephen Merkel
       Executive Vice President and General Counsel
       BGC Partners, Inc.
       499 Park Avenue
       New York, NY 10022

                                                        Re: BGC Partners, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 20,
2020
                                                            File No. 333-249567

       Dear Mr. Merkel:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin at 202-551-3552 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance